Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) of SBA Communications Corporation and in the related Prospectus of our report dated March 8, 2006, with respect to the consolidated financial statements and schedules of SBA Communications Corporation, SBA Communications Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SBA Communications Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    Ernst & Young LLP

West Palm Beach, Florida

April 7, 2006